Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

VENOCO, Inc. Announces Cash Tender Offer and Consent Solicitation for its 8¾% Notes Due 2011

DENVER, COLORADO, July 2, 2009 /PRNewswire/ – Venoco, Inc. (NYSE: VQ) announced today that it has commenced a cash tender offer to purchase any and all of its outstanding 8¾% Senior Notes due 2011 (the “Notes”) (CUSIP No. 92275PAB5), of which $150 million in aggregate principal amount was outstanding as of July 2, 2009.  Venoco is also soliciting consents (“Consents”) from the registered holders of the Notes to certain proposed amendments to the indenture governing the Notes, including the elimination of substantially all of the restrictive covenants, certain events of default and certain other provisions.  The tender offer and consent solicitation are described in detail in an Offer to Purchase and Consent Solicitation Statement dated today (the “Statement”).

The tender offer is scheduled to expire at 12:00 midnight, Eastern time, on July 30, 2009, unless extended or earlier terminated.  The total consideration for each $1,000 principal amount of Notes tendered and accepted for payment will be $1,000, which includes the consent payment of $30 per $1,000 principal amount of notes.  In order to receive the total consideration, holders of Notes must tender and not withdraw their Notes and deliver and not rescind their corresponding Consents on or prior to the consent deadline, which is 5:00 p.m., Eastern time, on July 15, 2009, unless extended or earlier terminated.  Holders of Notes who tender their Notes after the consent deadline and on or before the expiration date will only receive the tender offer consideration of $970 per $1,000 principal amount of Notes, which is the total consideration minus the consent payment.

In addition to the total consideration or the tender offer consideration, as applicable, holders of Notes tendered and accepted for payment will receive accrued and unpaid interest on the Notes from the last interest payment date for the Notes to, but not including, the applicable settlement date.  Venoco intends to fund the purchase of the Notes and payment of Consents with proceeds from a financing transaction, as described below.

Except as set forth in the Statement or as required by applicable law, Notes tendered may be withdrawn and Consents delivered may be revoked at any time on or prior to the withdrawal date, which is 5:00 p.m., Eastern time, on July 15, 2009, by following the procedures described in the Statement.  Notes tendered on or prior to the withdrawal date that are not validly withdrawn on or prior to the withdrawal date may not be withdrawn thereafter.  Notes tendered after the withdrawal date may not be withdrawn.

Venoco currently expects to have an initial settlement for Notes that are tendered on or prior to the consent deadline after the consent deadline and promptly following the satisfaction of the Financing Condition (as defined below), followed by a final settlement promptly after the expiration date for Notes tendered after the consent deadline which is currently July 30, 2009.  Venoco reserves the right to delay the initial settlement date, as a result of which the initial settlement date may occur as late as the final settlement date.

The tender offer and consent solicitation are conditioned on the satisfaction of certain conditions disclosed in the Statement, including, but not limited to, (i) the consummation by Venoco of debt financing on terms and conditions satisfactory to Venoco and resulting in the receipt by Venoco of gross proceeds of not less than the principal amount of the Notes outstanding (the “Financing Condition”) (ii) the tender on or prior to the consent date of Notes representing a majority of the principal amount of the Notes then outstanding, (iii) the execution by the trustee of the supplemental indenture implementing the proposed amendments to the indenture following receipt of the requisite consents, and (iv) certain other conditions as described in the Statement.  If the Financing Condition or any other condition in the Statement is not satisfied, Venoco is not obligated to accept for purchase, or to pay for, Notes tendered (and corresponding Consents) and may delay the acceptance for payment of, any tendered Notes, in each event, subject to applicable laws, and may terminate, extend or amend the tender offer and may postpone the acceptance for purchase of, and payment for, Notes so tendered.

Venoco has retained Goldman, Sachs & Co. to serve as dealer manager for the tender offer and solicitation agent for the consent solicitation.  Venoco has retained Global Bondholder Services Corporation to serve as the depositary and information agent for the tender offer and consent solicitation.

Requests for documents, including the Statement, may be directed to Global Bondholder Services Corporation by telephone at (866) 544-1500 or (212) 430-3774 or in writing at 65 Broadway – Suite 723, New York, NY, 10006.  Questions regarding the tender offer or consent solicitation may be directed to Goldman, Sachs & Co. at (800) 828-3182 (toll free) or (212) 357-4692 (collect).

This press release is neither an offer to purchase, a solicitation for acceptance of an offer to purchase, nor a solicitation of consents with respect to, any securities.  The tender offer and consent solicitation is made only by and pursuant to the terms of the Statement and the related Letter of Transmittal.  None of Venoco, the dealer manager and the solicitation agent or the depositary and information agent makes any recommendations as to whether holders should tender their Notes pursuant to the tender offer.  Holders must make their own decisions as to whether to tender Notes, and, if so, the principal amount of Notes to tender.

FORWARD LOOKING STATEMENTS

This release contains certain forward-looking statements.  All forward-looking statements are based on assumptions that Venoco believes to be reasonable. However, actual results almost always vary from assumed facts and the differences can be material, depending upon the circumstances.  As a result, you should not place undue reliance on such forward-looking statements.  The words “believe,” “expect,” “estimate,” “anticipate” and similar expressions will generally identify forward-looking statements.  All of Venoco’s forward-looking statements, whether written or oral, are expressly qualified by these cautionary statements and any other cautionary statements that may accompany such forward-looking statements.  In addition, Venoco disclaims any obligation to update any forward-looking statements to reflect events or circumstances after the date of this release.

With this in mind, you should consider the risks discussed in the Statement, under the caption “Risk Factors” in Venoco’s Annual and Quarterly Reports on Forms 10-K and 10-Q and in the other documents Venoco files with the SEC from time to time, which could cause actual results to differ materially from those expressed in any forward-looking statement made by Venoco or on Venoco’s behalf.

About the Company

Venoco is an independent energy company primarily engaged in the acquisition, exploitation and development of oil and natural gas properties in California and Texas.  Venoco operates three offshore platforms in the Santa Barbara Channel, has non-operated interests in three other platforms, operates four onshore properties in Southern California, has extensive operations in Northern California’s Sacramento Basin and operates thirteen fields in Texas.

For further information, please contact Mike Edwards, Vice President, (303) 626-8320; E-Mail investor@venocoinc.com.

Source: Venoco, Inc.

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